Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Paradigm Capital Appreciation Fund (SEC File Number 811-21233).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

December 19, 2006